Exhibit 10.10

August 10, 2007

Bill Stephen

39 Mar-Kan Drive

Northport, NY 11768

Dear Bill:

JumpTV Inc., a corporation organized under the laws of Canada (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.             Position.  You will start in a full-time position as Head of Global Sales on August 15, 2007 and you will initially report to the Company’s President and Chief Operating Officer, Kaleil Isaza Tuzman. Your primary duties will be to generate sales in initial target markets of USA and Canada for all JumpTV assets, including JumpTV International and JumpTV Sports; sales strategy and forecasting; tight coordination with Ad Sales Operations, Marketing, Distribution & Sports properties; sales planning and budgeting; sales team hiring and management; general leadership. Travel is required. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.             Compensation and Employee Benefits.  You will be paid a starting wage at the rate of $200,000 USD annually or $16,666 monthly to be paid on the Company’s regular payroll cycle.  You will receive a $50,000 year end bonus, so long as you are still employed with the company at that time. As a regular employee of the Company you will be entitled to three weeks vacation in addition to statutory holidays. You will be eligible to participate in the Company’s benefits plan (including medical insurance). Additionally, you will receive up to $175,000 USD with achievement of 100% of nine and twelve month revenue targets as set forth in plan delivered no later than 90 days after start date and approved by the Company’s President and Chief Operating Officer or designee.  $50,000 USD of the $175,000 USD plan is guaranteed for the twelve month plan as described and conditioned above.  Additional upside is available is plan is overachieved.

3.             Incentive Compensation. You will receive up to $175,000 USD with achievement of 100% of nine month and twelve month revenue targets as set forth in plan delivered by you and approved by your direct report no later than November 15, 2007. Additional upside is available if plan is overachieved.

4.             Stock Options.  On the approval of the Company’s Board of Directors, following the expiration of your 90 day probation period, you will be given an initial grant of 125,000 stock options vesting monthly at 1/48 ratio shares of the Company’s common stock.  Your vesting schedule begins August 15, 2007.  The option will be subject to the terms and conditions applicable to options granted under the Company’s stock plan, as described in that plan and the applicable stock option agreement. You will vest in these options in 48 equal monthly installments, subject to your provision of continuous service to the Company and any additional conditions set forth in the applicable stock option agreement.  Please contact your tax advisor regarding the tax implications of your option grant. The Company reserves the right, in its sole discretion to revise, alter or eliminate the plan.

5.             Confidential Information, Inventions Assignment and Non-Competition Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information, Inventions Assignment and Non-Competition Agreement.

6.                                      Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer, President and/or Chief Operating Officer.

7.                                      Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.  In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.                                      Withholding Taxes.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

9.                                      Entire Agreement.  This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information, Inventions Assignment and Non-Competition Agreement and return them to me.  As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  This offer, if not accepted, will expire at the close of business on August 15, 2007.

We look forward to having you join us.

Very truly yours,

JUMPTV INC.

By:	/s/ Kaleil Isaza Tuzman
(Signature)

Name:	Kaleil Isaza Tuzman

Title:	President and Chief Operating Officer

ACCEPTED AND AGREED:

[BILL STEPHEN]

/s/ Bill Stephen
(Signature)

Date

Attachment A:  Confidential Information, Inventions Assignment and Non-Competition Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION,
INVENTIONS ASSIGNMENT

AND NON-COMPETITIONAGREEMENT

(See Attached)